Exhibit 99.(k)

ALISON RYAN

Vice President &
Associate General Counsel
(949) 219-3268 Alison.Ryan@pacificlife.com

June 3, 2026

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-0506

Re: Pre-Effective Amendment No. 4 to the Registration Statement for File No. 333-287425 on Form N-4

Dear Sir/Madam:

I have acted as counsel to Pacific Life & Annuity Company (“PL&A”) in connection with the preparation and filing of the Registration Statement on Form N-4, filed by PL&A with the Securities and Exchange Commission, under the Securities Act of 1933, as amended.

I have examined or caused to be examined the Registration Statement, including all related documents and exhibits, and reviewed such questions of law and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

1.	PL&A has been duly organized under the laws of the State of Arizona and is a validly existing corporation.

2.	The Contracts have been duly authorized by PL&A and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of PL&A, except as limited by bankruptcy and insolvency laws affecting the right of creditors generally.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ ALISON RYAN

Alison Ryan